UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported)
May 29, 2008 (May 27, 2008)
STERLING CHEMICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-50132 (Commission File No.)	76-0502785 (IRS Employer Identification No.)

333 Clay Street, Suite 3600 Houston, Texas (Address of principal executive offices)	77002-4109 (Zip Code)
(713) 650-3700
(Registrant’s telephone number, including area code)
Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 27, 2008, Sterling Chemicals, Inc. (“Sterling”) entered into a Third Amended and Restated Plasticizers Production Agreement (the “Agreement”) with BASF Corporation (“BASF”), with an effective date of April 1, 2008.
     Since 1986, Sterling has provided all of its plasticizers production exclusively to BASF pursuant to a Plasticizers Production Agreement, which as been amended several times (most recently pursuant to the Agreement). Under the Agreement, BASF provides Sterling with most of the required raw materials, markets the plasticizers Sterling produces and is obligated to make certain fixed quarterly payments to Sterling and to reimburse Sterling for its actual monthly production costs and capital expenditures relating to Sterling’s plasticizers facility. The current term of the Agreement extends to 2013, subject to early termination rights held by BASF beginning in 2010.
     The Agreement amends certain provisions of the Second Amended and Restated Plasticizers Production Agreement between Sterling and BASF, dated as of January 1, 2006 (the “Old Agreement”). The Agreement was entered into in connection with BASF’s nomination of zero pounds of phthalic anhydride (“PA”) under the Old Agreement in response to deteriorating market conditions which were not expected to improve over the next few years, causing the shutdown of Sterling’s PA unit.
     The Agreement relieves BASF of most of its obligations under the Old Agreement related to Sterling’s PA manufacturing unit. BASF’s obligations under the Old Agreement related to Sterling’s esters manufacturing unit are unaffected by the Agreement and are continuing in accordance with the same terms as existed under the Old Agreement. In exchange for being relieved of its obligations related to Sterling’s PA manufacturing unit, BASF is required to pay Sterling an aggregate amount of approximately $3.2 million, with $3.0 million of that amount being due and payable on or before May 31, 2008 and the balance being due and payable on or before August 15, 2008. However, Sterling is obligated to refund 75% of this amount if Sterling restarts its PA manufacturing unit before January 1, 2009, 50% of this amount if Sterling restarts its PA manufacturing unit during 2009 and 25% of this amount if Sterling restarts its PA manufacturing unit during 2010. During the first half of 2008, BASF is also required to pay approximately $3.7 million to Sterling for reimbursement of certain direct fixed and variable costs associated with the shutdown and decontamination of Sterling’s PA manufacturing unit, which amounts are not subject to refund.
     In addition, under the Agreement, the methods for calculating (i) payments required to be made by BASF to Sterling for achieving reductions in direct fixed and variable costs and (ii) BASF’s right to terminate the Agreement in the event that direct fixed and variable costs exceed a specified threshold (unless Sterling elected to cap BASF’s reimbursement obligations), have both been modified to exclude costs savings and direct fixed and variable costs pertaining to Sterling’s PA manufacturing unit.
     After April 1, 2008, the Agreement also removed all restrictions or rights BASF formerly had during the term of the Old Agreement with respect to Sterling’s use or disposition of the PA manufacturing unit, including a limited purchase right, the right to request capacity increases and consultation rights regarding future capital expenditures with respect to Sterling’s PA unit.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	STERLING CHEMICALS, INC.
	By:	/s/ John V. Genova
John V. Genova
President and Chief Executive Officer